                  [VAN KAMPEN AMERICAN CAPITAL LETTERHEAD]


                                                                      EXHIBIT 10
January 25, 1996


Common Sense Trust
2800 Post Oak Blvd.
Houston, Texas  77056


         Re:     Common Sense Trust - Common Sense Money Market Fund
                                      Common Sense Government Fund


Gentlemen:

We have examined the form of Post-Effective Amendment No. 16 to Registration Statement No. 33-11716 to be filed by you with the Securities and Exchange Commission on Form N-1A in connection with the registration under the Securities Act of 1933 of 8,473,159 shares and 62,239,391 shares of beneficial interest for Common Sense Government Fund and Common Sense Money Market Fund, respectively, $.01 par value (the "Shares"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

Based upon our examination and upon our knowledge of your corporate activities, it is our opinion that the Shares will, when issued and sold in the manner described in the Registration Statement at a price in excess of par value, be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

VAN KAMPEN AMERICAN CAPITAL
ASSET MANAGEMENT, INC.

/s/ Nori L. Gabert

Nori L. Gabert
Vice President